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Exhibit 11.1

                               OAKLEY, INC.

                 COMPUTATION OF EARNINGS PER COMMON SHARE
                (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)


                                                                 Year Ended
                                                              December 31, 1996
                                                            -------------------
Common Shares and common share equivalents:

Number of shares outstanding at beginning of period                71,400

Weighted average number of shares issued during the period            12

Weighted average shares issuable upon the exercise of common stock options net of shares assumed to be repurchased from
  proceeds obtained therefrom                                         404

Weighted average purchase of common shares                            (88)
                                                                --------------

Weighted average common and common equivalent shares
  at end of period                                                 71,728
                                                                --------------
                                                                --------------

Net income for primary net income per share                      $ 45,993

Net income per common and common equivalent shares               $   0.64
                                                                --------------
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